HAMPSHIRE GROUP

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK

CONTACT:           Berns Communications Group, LLC
Jessica Liddell / Melissa Jaffin
(212) 994-4660

HAMPSHIRE REPORTS THIRD QUARTER 2010 RESULTS

New York, NY, November 12, 2010… Hampshire Group, Limited (Pink Sheets: HAMP.PK, www.hamp.com) today announced its results for the three and nine months ended October 2, 2010 and filed its quarterly report on Form 10-Q. This press release should be read in conjunction with the filed quarterly report referred to in this release.

Recent Highlights
•
Reduced selling, general, and administrative expenses year-to-date by 14.1% from $29.4 million for the nine month period ending September 26, 2009 to $25.3 million for the current nine month period ending October 2, 2010;

•	Entered into a new $50.0 million credit facility with Wells Fargo Capital Finance, LLC that provides more operational flexibility at a lower cost; and
•	Appointed Eric Prengel, President of Hampshire Men’s.

Results for the Three Months Ended October 2, 2010
Net sales increased 3.7% to $52.7 million for the three months ended October 2, 2010 from $50.9 million for the same period last year. The increase in net sales resulted from an overall increase of volume, along with higher average selling prices in our women’s business, partially offset by a decline in selling prices in our men’s business. The overall increase in volume was due to a favorable calendar shift that caused the current quarter to include approximately $5.6 million of incremental shipments to customers during the final week ended October 2, 2010, that was not included in the prior year third quarter ended September 26, 2009.

For the three months ended October 2, 2010, the Company had income from continuing operations of $3.4 million compared to a loss from operations of $0.6 million for the same period last year. The improvement in results from continuing operations was primarily due to $2.3 million in income tax reserves released due to expiring statutes, a $0.8 million reduction in restructuring charges, and a $0.9 million reduction in tender offer related costs incurred in 2009, partially offset by a $0.5 million decrease in gross profit margin.

The Company is providing earnings (loss) before income taxes, interest, depreciation and amortization (“EBITDA”) and adjusted EBITDA because its management believes that these measures provide useful information for investors concerning the Company's operating results and financial performance. The Company had adjusted EBITDA of $1.9 million for the quarter ended October 2, 2010, compared to $2.2 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted income per share from continuing operations for the three months ended October 2, 2010 was $0.60, compared to a basic and diluted loss per share of $0.10 for the same period last year.

Results for the Nine Months Ended October 2, 2010
Net sales decreased 12.9% to $87.9 million for the nine months ended October 2, 2010 from $100.9 million for the same period last year. The decrease resulted from lower average selling prices in all businesses coupled with a decline in volume in our women’s business, somewhat offset by an increase in shipments in our men’s business.

For the nine months ended October 2, 2010, the Company had a loss from continuing operations of $9.6 million compared to a loss from continuing operations of $16.7 million for the same period last year. The reduction in the loss from continuing operations was primarily due to a $5.4 million reduction in non-operational expenses and additional savings from the cost reduction plan, slightly offset by a decrease in gross profit.

For the nine months ended October 2, 2010, the Company had negative adjusted EBITDA of $5.0 million compared to $5.2 million for the same period last year. (See the Non GAAP Reconciliation table in the Selected Financial Data section of this press release.)

Basic and diluted loss per share from continuing operations for the nine months ended October 2, 2010 was $1.72, compared to a basic and diluted loss per share of $3.06 for the same period last year.

Commenting on the results, Heath L. Golden, President and Chief Executive Officer of Hampshire Group, stated, “We are pleased with the progress we made in executing our strategic plan, including the appointment of Eric Prengel as our new President of Hampshire Men’s, consummation of our new credit facility, and judicious control of costs and advancement of 2011 sales initiatives. We remain confident that the steps we are taking better position the Company for the future. That said, as we look toward the balance of the year, we expect fourth quarter results to be negatively impacted compared to those from a year ago as we will have one less week of peak shipping due to the calendar shift and retailers continue to respond to a cautious consumer environment with reduced orders and greater promotional activity.  Looking ahead to 2011, we foresee continued volume and margin challenges as we confront increasing inflationary pressures in our cost of goods, including those caused by rising costs for transportation, labor and, most dramatically, cotton.”

Additional Information
Cash and cash equivalents totaled $1.6 million as of October 2, 2010 and September 26, 2009. The Company’s working capital related to continuing operations was $52.2 million at October 2, 2010 compared with $45.9 million at September 26, 2009. As of October 2, 2010, the Company had no outstanding borrowings from its credit facility with $37.2 million of availability and $10.8 million of letters of credit outstanding.

On October 28, 2010, the Company entered into a new $50.0 million asset based revolving credit facility with Wells Fargo Capital Finance, LLC, with a $30.0 million sub-limit for letters of credit.  The new facility has a term of four years and expires on October 28, 2014 and is secured by substantially all assets of the Company and each of its domestic subsidiaries.  The new facility is designed to provide working capital and trade letters of credit that will be used primarily for the purchase and importation of inventory and for general corporate purposes.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Mercer Street Studio®, Requirements®, RQT®, and Scott James™. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.

Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.
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Hampshire Group, Limited and Subsidiaries
Selected Financial Data
(unaudited)

Three Months Ended	Nine Months Ended

(In thousands, except per share data)	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009

Net sales	$ 52,739	$ 50,869	$ 87,941	$ 100,914
Cost of goods sold	42,156	39,815	69,491	78,649
Gross profit	10,583	11,054	18,450	22,265
Selling, general, and administrative expenses	9,296	9,725	25,262	29,408
Restructuring charges	—	768	—	4,184
Special costs	65	588	4,480	3,593
Tender offer related costs	—	944	—	2,053

Income (loss) from operations	1,222	(971)	(11,292)	(16,973)
Other income (expense):
Interest income	24	12	68	158
Interest expense	(145)	(114)	(391)	(197)
Other, net	(28)	(285)	(108)	(311)
Income (loss) from continuing operations before income taxes	1,073	(1,358)	(11,723)	(17,323)
Income tax benefit	(2,295)	(785)	(2,173)	(579)
Income (loss) from continuing operations	3,368	(573)	(9,550)	(16,744)
Income (loss) from discontinued operations, net of taxes	(71)	1	(12)	(46)
Net income (loss)	$ 3,297	$ (572)	$ (9,562)	$ (16,790)

Basic income (loss) per share:
Income (loss) from continuing operations	$ 0.60	$ (0.10)	$ (1.72)	$ (3.06)
Loss from discontinued operations, net of taxes	(0.01)	—	—	(0.01)

Net income (loss)	$ 0.59	$ (0.10)	$ (1.72)	$ (3.07)

Diluted income (loss) per share:
Income (loss) from continuing operations	$ 0.60	$ (0.10)	$ (1.72)	$ (3.06)
Loss from discontinued operations, net of taxes	(0.01)	—	—	(0.01)

Net income (loss)	$ 0.59	$ (0.10)	$ (1.72)	$ (3.07)

Weighted average number of shares outstanding:
Basic weighted average number of common shares outstanding	5,556	5,469	5,554	5,469

Diluted weighted average number of common shares outstanding	5,556	5,469	5,554	5,469

NON GAAP RECONCILIATION:
Net income (loss)	$ 3,297	$ (572)	$ (9,562)	$ (16,790)
Income tax benefit	(2,295)	(785)	(2,173)	(579)
Interest expense (income), net	121	102	323	39
Depreciation and amortization	619	831	1,858	1,927

EBITDA	1,742	(424)	(9,554)	(15,403)

Restructuring charges	—	768	—	4,184
Special costs	65	588	4,480	3,593
Tender offer related costs	—	944	—	2,053
Other, net	28	285	108	311
(Income) loss from discontinued operations	71	(1)	12	46
Adjusted EBITDA	$ 1,906	$ 2,160	$ (4,954)	$ (5,216)
The Company believes that supplementing its financial statements prepared according to generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to comparable GAAP financial measures, but should rather be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2009 and its Form 10-Q for the quarter ended October 2, 2010 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:
(excluding discontinued operations)
			October 2, 2010	September 26, 2009
Cash and cash equivalents			$ 1,575	$ 1,551
Accounts recevable, net			$ 39,972	$ 40,757
Borrowings under credit facility			$ —	$ —
Working capital			$ 52,230	$ 45,904